Exhibit 2.1

ASSET PURCHASE AGREEMENT

Among

Paradise Health Foods, Inc.

(“Seller”),

Thomas Sokoloff

(“Shareholder”),

and

Healthy Choice Markets 2, LLC

(“Buyer”)

Dated November 19, 2018

EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 19th day of November, 2018, by and among Healthy Choice Markets 2, LLC, a Florida limited liability company (“Buyer”), Paradise Health Foods, Inc., a Florida corporation (“Seller”), and Thomas Sokoloff, an individual resident of the State of Florida and the sole shareholder of Seller (“Shareholder”). Capitalized terms used but not defined herein shall have the meaning given such terms in Annex I attached hereto.

BACKGROUND:

A. Seller owns and operates three (3) grocery and specialty food stores, Paradise Health & Nutrition, located at 1150 Malabar Road, SE, #113, Palm Bay, Florida 32907 (the “Palm Bay Store”), (ii) 4270 Minton Road, #112, West Melbourne, Florida 32904 (the “West Melbourne Store”), and (iii) 6300 N. Wickham Road, Suntree HealthPlex, Melbourne, Florida 32940 (the “Melbourne Store” and together with the West Melbourne Store and Palm Bay Store, each a “Store” and, collectively, the “Stores”).

B. Buyer desires to purchase from Seller and Seller desires to sell and assign to Buyer the Purchased Assets, in accordance with the terms hereof.

C. Shareholder owns one hundred percent (100%) of the issued and outstanding shares of stock in Seller and will derive substantial benefit from the transaction described in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1

PURCHASE AND SALE OF ASSETS

Section 1.1 Purchased Assets to be Purchased and Sold.

(a) Description of Purchased Assets. At the Closing (hereinafter defined), Seller shall sell and convey (with respect to owned assets) and assign (with respect to leased assets) to Buyer, and Buyer shall purchase and acquire from Seller, the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances. For purposes of this Agreement, the “Purchased Assets” shall mean all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with the operation of the Stores, including, without limitation, the following:

(i) Equipment. All furniture, furnishings, fixtures, walk-in boxes, leasehold improvements, equipment, parts, machinery, and related facilities and all other tangible personal property related to the operation of the Stores (the “Equipment”), and any additions or accessions thereto or substitutions thereto or substitutions therefor or proceeds thereof, subject to the restrictions and limitations of this Agreement;

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(ii) Contracts. All of Seller’s rights under the contracts and agreements described on Schedule 1.1(a)(ii) (the “Contracts”);

(iii) Third Party Leases. All of Seller’s rights as lessee or lessor pursuant to those real property or personal property leases described on Schedule 1.1(a)(iii) (the “Third Party Leases”);

(iv) Marks and Names. The exclusive rights to all telephone numbers, trademarks, service marks, including all federal or state registrations or applications for registration of such trademarks or service marks, trade dress, and trade names now or formerly used by Seller in the operation of the Stores (severally and collectively, the “Marks and Names”), including without limitation those listed on Schedule 1.1(a)(iv);

(v) Records. All of Seller’s forecasts, financial information, vendor and customer lists, supplier lists, employee training and personnel manuals and files, computer records, data related to point-of-sale scanning which includes historical purchase and sales data that is data warehoused, plans, specifications, construction documents, real estate files, environmental studies and reports, inspection reports, surveys, UST registrations and reports, government compliance files, correspondence, and all other records and related files and data, all to the extent applicable to the ownership or operation of the Stores (the “Records”);

(vi) Permits. All of Seller’s federal, state and local governmental or quasi-governmental permits, licenses, certificates and approvals required for the conduct of its business (or held with respect to the assets and operations of any Store), as described in Schedule 1.1(a)(vi) (the “Permits”), to the extent assignment thereof to Buyer is permitted by applicable law;

(vii) Purchase Orders. All of Seller’s purchase orders;

(viii) Inventory. All saleable inventories and other personal property held for sale at the Stores (the “Inventory”), and ascribed value pursuant to Section 1.3(b);

(ix) Supplies. All supplies held for use or consumption in the Stores (“Supplies”);

(x) Rebates. All rebates of Seller relating to Inventory purchased by Buyer at the Closing (“Rebates”);

(xi) Vehicles. All trucks and other vehicles of Seller used in the operation of the Stores, and as described in Schedule 1.1(a)(xi);

(xii) Accounts/Credit Card Receivables. All of Seller’s accounts receivable and credit card receivables;

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(xiii) Other Intangible Purchased Assets. All of the computer software, accounting systems, credit card systems, credit card invoice printers, and electronic point of sale devices, money order machines and money order stock, identification signs and sign holders, all training and marketing materials, advertisements and advertising materials and rights, all warranties and guarantees (including without limitation warranties and guarantees for Improvements and Equipment) and utility deposits, and all goodwill and other intangible assets associated with the ownership and operation of Seller’s business (collectively, “Other Intangible Purchased Assets”);

(xiv) Leased Property. The real property described on Schedule 1.1(a)(xiv) in which Seller has a leasehold interest pursuant to the applicable Third Party Leases (hereinafter defined), together with Seller’s interest in the rights, easements and appurtenances pertaining thereto, including without limitation, Seller’s interest in any right-of-way or easement over any adjoining property and any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the “Leased Property”); and

(xv) Other Purchased Assets. All other assets and rights of Seller that are not Excluded Assets.

(b) Excluded Assets. The assets to be purchased and sold hereunder, and the term “Purchased Assets” as used herein, shall not include the following assets of Seller existing on the Closing Date (the “Excluded Assets”):

(i) Any government permit, license or similar right that is not legally transferable to Buyer;

(ii) All claims and rights of Seller to federal, state and local income tax refunds, credits and benefits;

(iii) All of Seller’s cash and cash equivalents in its accounts or in the Stores as of the Closing; and

(iv) [All amounts deposited as refundable security deposits with the Seller’s landlord(s) attributable to Third Party Leases.]

Section 1.2 Closing Date. Consummation of the sale provided for herein (the “Closing”) shall take place on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article 6 (other than conditions with respect to actions the parties will take at Closing) or such other date as the parties may mutually determine (the “Closing Date”). The Closing shall be held at the offices of Buyer’s counsel in Miami, Florida or at such other location to be determined by the parties. At the Closing, Seller shall convey the Purchased Assets to Buyer by appropriate instruments of transfer and Buyer shall pay the consideration provided in Sections 1.3 and 1.4 and shall assume the Assumed Obligations by appropriate instrument of assumption as provided in Sections 1.6 and 6.2.

The Closing shall be deemed effective as of the Inventory Time (as defined below) on the Closing Date. All risk of loss with respect to the Purchased Assets shall be borne by Seller until the Inventory Time on the Closing Date, at which time: (i) risk of loss with respect to the Purchased Assets shall be assumed by Buyer; (ii) Seller shall deliver to Buyer exclusive possession of the Purchased Assets; and (iii) Buyer shall assume operating control of the Store. Seller may cancel all insurance coverage on the Purchased Assets conveyed to Buyer effective at 12:01 a.m., Eastern Time, on the day following the Closing Date.

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Section 1.3 Purchase Price.

(a) Amount. The purchase price (the “Purchase Price”) to be paid to Seller for the Purchased Assets shall be an amount equal to (i) $1,405,551, plus (ii) the purchase price for the Inventory determined as provided in Section 1.3(b) below.

(b) Determination of Inventory Purchase Price. Buyer and Seller shall engage a third-party inventory service firm (the “Inventory Team”). The cost of such Inventory Team shall be paid half by Buyer and half by Seller. The Inventory Team shall determine the purchase price for the Inventory as follows:

(i) Inventory Team. The Inventory Team shall conduct a physical inventory of each Store on the day immediately prior to the Closing Date, commencing at 8:00 p.m., local time at such Store, or at such other time as the parties hereto shall mutually agree (the “Inventory Time”), on the Closing Date. The purchase price for the Inventory will be calculated as of the Inventory Time on the Closing Date. Each Store will be closed for business beginning at the Inventory Time and during the time that the inventory is taken.

(ii) Inventory. The Inventory Team shall agree to and record the quantity of all saleable goods in inventory at the Store as of the time of the count. Seller and Buyer shall have the right to have their respective representatives observe the taking of the inventory provided that such observation rights do not delay the taking of inventory. The purchase price of the Inventory shall be equal to Seller’s cost for such Inventory as of the Inventory Time, and shall be further discounted to the extent the Inventory Team determines that such Inventory is damaged, spoiled or otherwise non-saleable.

(c) Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets by class, in the aggregate, as provided in Schedule 1.3(c), which Schedule shall be updated prior to Closing as mutually agreed by Seller and Buyer. Seller and Buyer acknowledge that the allocations of the Purchase Price set forth on Schedule 1.3(c) are based upon the fair values of the Purchased Assets determined by arms-length negotiations, and each hereby agree to adhere to such allocation in all reports, returns and other documents filed with any governmental authority.

Section 1.4 Payment of Purchase Price. At Closing, the Buyer shall pay the Purchase Price as follows:

(a) a cash payment to Seller in the amount of $1,405,551;

(b) a cash payment to Seller equal to $750,000 or such lesser or greater amount of Inventory value determined pursuant to Section 1.3(b); and

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(c) the Buyer’s assumption of the Assumed Obligations pursuant to Section 1.6 below.

Section 1.5 Training and Transition Agreements. At Closing, Shareholder shall enter into a Training and Transition Agreement with Buyer in the form attached as Exhibit A (the “Training and Transition Agreement”).

Section 1.6 Assumption of Obligations.

(a) Instrument of Assumption. At the Closing, Buyer shall, by separate instrument as described herein, assume and agree to pay, perform and discharge, as and when they become due, all of the Assumed Obligations (hereinafter defined) existing on the Closing Date.

(b) Assumed Obligations Defined. As used in this Agreement, “Assumed Obligations” means: all Liabilities in respect of the Contracts listed on Schedule 1.6(b) (the “Assigned Contracts”) but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, do not relate to the payment of money, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; and

(c) Excluded Obligations and Liabilities Defined. Inasmuch as Buyer is acquiring the Purchased Assets, and not acquiring a business, Buyer shall have no successor liability with respect to the business conducted by Seller related to the Purchased Assets. As used in this Agreement, the “Excluded Obligations and Liabilities” means any such successor liability, as well as the following obligations, liabilities, covenants, commitments and undertakings of Seller:

(i) any liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other documents and instruments executed in connection with Closing, and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(ii) Any liability or obligation other than Assumed Obligations related to the business carried out with the Purchased Assets by Seller, including, without limitation, all liabilities for, accrued payroll, accrued taxes, taxes, including federal state and local income, franchise, social security, unemployment, or withholding taxes, or penalties, interest, fines or assessments in connection therewith for the period prior to and through the Closing Date;

(iii) All trade payables incurred by Seller for goods or services delivered to Seller;

(iv) Seller’s liability for ad valorem property taxes and intangibles taxes;

(v) Seller’s obligations, liabilities, covenants, commitments and undertakings under this Agreement or any instrument or agreement entered into pursuant hereto;

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(vi) Seller’s product liability for any products, goods or services sold, delivered or performed by Seller;

(vii) Seller’s obligations under any agreement or instrument regarding funded indebtedness, including, without limitation, all existing bank indebtedness, indebtedness from financial institutions, personal indebtedness or lease obligations capitalized in the Financial Statements (it being understood that the foregoing shall be paid in full by Seller at Closing);

(viii) Any accrued and unpaid vacation, holiday, personal leave time, sick leave, or severance benefits or accrued benefits of any nature of any employee, officer and/or director of Seller as of the Closing Date; any severance pay or other benefits or pension or retirement liability due to any employee employed by Seller and attributable to employment by Seller; and any liability for workers compensation or other claims by employees relating to employment by Seller;

(ix) All of the obligations, liabilities, covenants, commitments and undertakings that accrue or arise prior to the Closing Date under the Assigned Contracts;

(x) any liabilities in respect of any pending or threatened dispute or legal action arising out of, relating to or otherwise in respect of the operation of the business or the Purchased Assets to the extent such action relates to such operation on or prior to the Closing Date;

(xi) All liabilities, taxes, penalties, interest and sanctions that arise by reason of or relating to any failure by Seller to comply with the continuation of health coverage requirements of the Internal Revenue Code and ERISA, which failure occurred prior to the Closing Date with respect to any current or prior employee of Seller or any qualified beneficiary of such employee;

(xii) Any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any law or governmental order; and

(xiii) All other obligations, liabilities, covenants, commitments and undertakings of Seller which are not expressly included within the definition of Assumed Obligations.

(d) Payment of Excluded Liabilities and Obligations. The Excluded Obligations and Liabilities shall remain the obligation of Seller. Any invoices received by Buyer after Closing which relate to goods or services delivered to Seller prior to and through the Closing Date shall be immediately forwarded to Seller, and Seller shall pay the same within ten (10) days after receipt of such invoices. Seller covenants and agrees that it will pay, perform and discharge the Excluded Liabilities and Obligations as and when due.

(e) No Other Liabilities Assumed. Except for the Assumed Obligations, Buyer is not assuming any of Seller’s liabilities or obligations, whether known or unknown, contingent or realized.

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Section 1.7 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of tax law as listed on Schedule 1.7 hereof. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 1.8 Third Party Consents. To the extent that Seller’s rights under any Contract constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Article 2

REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Buyer to enter into this Agreement and to purchase the Purchased Assets, Seller represents and warrants to, and covenants and agrees with, Buyer, as of the date hereof and as of the Closing, that:

Section 2.1 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the business as currently conducted. Seller does not operate in any jurisdiction other than the State of Florida which requires it to be licensed or qualified to do business in such other jurisdiction.

Section 2.2 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the other agreements executed by the parties at the Closing (collectively, the “Transaction Documents”) to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

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Section 2.3 Authority of Shareholder. Shareholder is a resident of the State of Florida with full individual power to enter into and perform their obligations under the Transaction Documents to which Shareholder is a party.

Section 2.4 Absence of Conflicts and Consent Requirements. Seller’s execution and delivery of this Agreement and performance of its obligations hereunder, including the sale of the Purchased Assets, will not conflict with, violate or result in any default under Seller’s articles of incorporation or bylaws, or under any mortgage, indenture, agreement, instrument or other contract to which Seller is a party or by which Seller or its property is bound, nor will they violate any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which Seller is subject. Except as set forth in Schedule 2.4 hereto, Seller’s execution and delivery of this Agreement and performance of its obligations hereunder, including the sale of the Purchased Assets, will not require the consent of, or any prior filing with or notice to, any governmental authority or other third party.

Section 2.5 Financial Statements. Attached hereto as Schedule 2.5 are financial statements for Seller for the (i) calendar year ending December 31, 2017 and (ii) the 10 month period ending October 31, 2018 (the “Financial Statements”), consisting of Seller’s balance sheet and related statements of income and retained earnings. The Financial Statements are based on the Books and Records of Seller, have been prepared in accordance with a modified accrual accounting method, for which the material deviations from GAAP are set forth on Schedule 2.5, and present fairly the results of the operations of Seller. The balance sheet of the Seller as of October 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.

Section 2.6 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth or referred to in Schedule 2.6 hereto, with respect to the Purchased Assets there has not been:

(i) any material adverse change in the financial position of Seller or in the results of its operations (e.g., any such change resulting in a diminution in value of the Seller by 5% or more);

(ii) any material adverse change in the condition of the Purchased Assets out of the ordinary course of business by 5% or more;

(iii) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the Purchased Assets;

(iv) any sale, lease, abandonment or other disposition by Seller of any interest in the Third Party Leases, or in any Equipment, other than disposition of such Equipment which was no longer usable in Seller’s business or which was replaced by Equipment of equal or greater value;

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(v) any change in the accounting methods or practices followed by Seller or in depreciation, amortization or inventory valuation policies theretofore used or adopted;

(vi) any increase in the compensation paid to management-level employees of Seller other than customary increases in the ordinary course of business; or

(vii) any other material adverse change in the business or, to the best knowledge of Seller, prospects of Seller, other than economic or regulatory changes generally known through the grocery/specialty food store industry as a whole and not unique to the business of Seller (e.g., any such change resulting in a diminution in value of the Seller by 5% or more).

Section 2.7 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Schedule 2.7;

(b) liens for taxes not yet due and payable;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business or the Purchased Assets;

(d) easements, rights of way, zoning ordinances and other similar encumbrances which are not, individually or in the aggregate, material to the business or the Purchased Assets, and which do not prohibit or interfere with the current operation of the Stores; or

(e) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business or the Purchased Assets.

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Section 2.8 Condition of Tangible Property.

(a) Leased Property. All buildings and other improvements constructed upon the Leased Property, together with all permanently attached machinery and fixtures, heating, plumbing, electrical, lighting, ventilating and air-conditioning equipment affixed to or located on the Leased Property (the “Improvements”) and all electric, gas, water and sewer utilities serving the Stores are in good condition and repair, ordinary wear and tear excepted, and are in compliance with all current laws and regulations. There are no zoning or similar land use restrictions presently in effect which would impair the use of the Stores as grocery stores, and the Stores are in compliance with all applicable zoning or similar land use restrictions of all governmental authorities having jurisdiction thereof.(b) Equipment. To the best of Seller’s knowledge, all of the Equipment is in good condition and repair, ordinary wear and tear excepted. Prior to Closing, Seller shall maintain the Equipment and Improvements in accordance with all applicable laws and regulations and Seller’s existing repair and maintenance policies. (c) Inventory. The type, quantity and quality of Inventory at Closing will be consistent with normal inventory levels historically necessary to conduct Seller’s business in the ordinary course.Section 2.9 Leases. Seller has delivered or shall deliver, no later than five (5) days following the date of this Agreement, to Buyer true, correct and complete copies of the Third Party Leases, including all amendments thereto. Seller shall not modify, terminate or permit to expire or terminate any Third Party Lease prior to Closing without Buyer’s written consent. Except for (i) the Third Party Leases identified on Schedule 1.1(a)(xiv), and (ii) leases that are identified on Schedule 1.1(a)(ii) (Contracts), none of the Leased Property or Equipment is leased by Seller to any other party and none of the real or tangible personal property (or any interest therein) transferred pursuant to this Agreement is leased by Seller from any third party. Neither Seller nor, to the knowledge of Seller, the other parties thereto are in default under any of the Third Party Leases and all of the Third Party Leases are valid and enforceable in accordance with their terms. Not more than one month’s rent has been prepaid on any of the Third Party Leases. The assignment by Seller of its rights under the Third Party Leases to Buyer, subject only to the obtaining of consents described in Schedule 2.4 with respect thereto, will not violate the terms thereof..

Section 2.10 Loss Contingencies. Except as described in Schedule 2.10, there are no claims, actions, suits or other proceedings pending, or to the knowledge of Seller threatened, against Seller generally or with respect to the Purchased Assets before any court, agency or other judicial, administrative or other governmental body or arbitrator. Seller has not violated or infringed upon or otherwise come into conflict with any intellectual property of third parties, and Seller has not received any notice alleging any such violation, infringement or other conflict. To the knowledge of Seller, no third party has infringed upon or otherwise come into conflict with any of the Marks and Names. Seller does not participate in any proprietary gift card or similar customer pre-payment program (“Gift Card Program”).

Section 2.11 Compliance with Law; Permits.

(a) Seller has complied, and is now complying, with all Laws applicable to the conduct of the business as currently conducted or the ownership and use of the Purchased Assets. “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any governmental authority.

(b) All Permits required for Seller to conduct the business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect, and all permits or licenses of Seller related to the conduct of the business as currently conducted are listed on Schedule 1.1(a)(vi). All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 2.11(b).

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Section 2.12 Taxes.

(a) Returns and Payment of Taxes. All tax returns required to be filed on or prior to the Closing Date by Seller with all taxing authorities have been or prior to the Closing Date will have been filed or valid extensions obtained; and all taxes shown to be due and payable on such returns, all other taxes, duties and other governmental charges payable by Seller and for the payment of which there may arise any lien upon the Purchased Assets sold hereunder subsequent to such sale, and all deficiencies, assessments, penalties and interest with respect thereto notice of which has been received by Seller, in each case due and payable on or before the Closing Date, have been or prior to the Closing Date will have been paid.

(b) Withholding of Taxes. There has been withheld or collected from each payment made to each employee of Seller the amount of all taxes (including without limitation federal income taxes, Federal Insurance Contributions Act taxes, and state and local income, payroll and wage taxes) required to be withheld or collected therefrom and the same have been paid to the proper tax depositories or collecting authorities.

(c) Ad Valorem Taxes. All ad valorem property taxes for years prior to the calendar year in which the Closing Date occurs imposed on Seller, with respect to, or which may become a lien on, the Purchased Assets have been paid in full. The pro rata part of 2018 ad valorem property taxes with respect to the Purchased Assets for the period from January 1, 2018 through the Closing Date will be treated as an Excluded Obligation and Liability, and the pro rata part of the ad valorem property taxes from the Closing Date until the end of the calendar year during which the Closing Date occurs will be assumed by Buyer as an Assumed Obligation.

Section 2.13 Employee Benefit Plans. Schedule 2.13 contains a true, complete and correct list of any of the following which relate to or cover the employees of Seller: (i) “employee pension benefit plans” and “employment benefit plans” as defined respectively in Section 3(2) and 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans as defined in Section 3(37) of ERISA and (ii) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, holiday, tuition, vacation, severance, disability, hospitalization, medical insurance or other employee benefit plan or program which Seller or any subsidiary or any other entity which constitutes a controlled group (within the meaning of Section 4001(b) of ERISA and/or Sections 414(b)-(n) of the Internal Revenue Code of 1986, as amended (the “Code”)) maintains or to which Seller or any such other entity has any present or future obligation to contribute (the “Benefit Plans”).

Section 2.14 Employee Relations. Inasmuch as Buyer is acquiring the Purchased Assets, and not acquiring a business, Buyer shall have no successor liability with respect to the business conducted by Seller related to the Purchased Assets including, without limitation, with respect to Seller’s employees.

(a) List of Employees. Schedule 2.14(a) contains a list of all employees of Seller along with their original hire date, home address, FLSA status and compensation. All accrued wages and other compensation, holiday, vacation or personal leave time as of the Closing Date are the responsibility and liability of Seller.

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(b) Employment Agreements. No employee of Seller is employed under an employment agreement.

(c) Labor Organizations. Seller is not a party to, and there does not otherwise exist, any union, collective bargaining or similar agreement with respect to employees of Seller. To the knowledge of Seller, there is no threatened strike, work stoppage or work slowdown, relating to the Purchased Assets.

(d) Restrictions on Employees. To the best knowledge of Seller, no employee of Seller is subject to any agreement with any other person or entity which requires such employee to assign any interest in inventions or other intellectual property or keep confidential any trade secrets, proprietary data, customer lists or other business information or which restricts such officer or employee from engaging in competitive activities or solicitation of customers.

(e) EEOC, Employee Claims. There are no employee claims for employment discrimination or otherwise against Seller or any of its agents or employees that are currently pending, or, to the knowledge of Seller, threatened.

Section 2.15 Insurance. Schedule 2.15 contains a list of all policies of insurance owned by Seller and now in effect insuring all of the Purchased Assets and personnel, and sets forth for such policy the name of the insurer, the type of coverage, the amount of coverage, the term thereof and the annual premium. There are no claims related to Seller’s business or the Purchased Assets pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Seller has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such insurance policies. Such insurance policies are sufficient for compliance with all applicable laws and contracts to which Seller is a party or by which it is bound.

Section 2.16 Books and Records. Seller has made available and shall continue to make available to Buyer all books and records and other information in Seller’s control or possession or reasonably available to Seller relating to the Purchased Assets. All such books, records and information are true, correct and complete.

Section 2.17 Environmental.

(a) The operations of Seller with respect to the business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the business or the Purchased Assets, any: (i) environmental notice or environmental claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. “Environmental Law” means any applicable law, and any governmental order or binding agreement with any governmental authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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(b) None of the business or the Purchased Assets is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or the Purchased Assets, and Seller has not received an environmental notice that any of the business or the Purchased Assets (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an environmental claim against, or a violation of Environmental Law or term of any environmental permit by Seller. “Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls. “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(d) There are no active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the business or the Purchased Assets.

(e) There are no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the business or the Purchased Assets.

(f) Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g) Seller has not commissioned or obtained any environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or the Purchased Assets which are in the possession or control of Seller related to compliance with Environmental Laws, environmental claims or an environmental notice or the Release of Hazardous Materials.

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Section 2.18 Conduct Prior to Closing.

(a) Ordinary Course of Business. From the date hereof through the Closing Date (the “Interim Period”), Seller has and will conduct its business only in the ordinary course. Without limiting the generality of the foregoing, Seller has not or will not:

(i) Cancel any debts or claims in excess of $5,000, or waive any rights having a value of more than $5,000, or sell or otherwise dispose of or transfer any of the Purchased Assets, other than by transactions and actions in the ordinary course of business;

(ii) Permit or allow any of the Purchased Assets to be mortgaged, pledged, subjected to security interests or otherwise encumbered;

(iii) Make or incur any account payable other than in the ordinary course of business or incur any unusual or long-term commitment or other obligation in excess of $5,000 (whether absolute, accrued, contingent or other and whether due or to become due) or otherwise adversely affecting the Purchased Assets;

(iv) Permit or allow any default to occur under any funded indebtedness of Seller or under any contract or agreement of Seller, which could have a material adverse effect on Seller or the Purchased Assets (e.g., resulting in a diminution in value of the Seller or the Purchased Assets by 5% or more);

(v) Grant or pay any increase in salary or other type of bonus or compensation pursuant to any bonus, pension, profit-sharing or other plan or commitment, or otherwise, to any employee, other than customary increases in the ordinary course of business;

(vi) Pay, loan, or advance any amount to or in respect of, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to or enter into any agreement, arrangement or transaction with any shareholders of Seller, any of its officers or directors, or any affiliate or associate (as the term “associate” is presently defined by the Rules and Regulations promulgated under the Securities Act of 1933, as amended) of any shareholder, or any of their officers or directors, or any business or entity in which any shareholder, any officer or director of Seller, or any affiliate or associate of any such persons has any direct or indirect interest, except for usual salary and expenses provided in the ordinary course of business;

(vii) Reveal to any third person, any customer lists or other confidential or proprietary information (except if such person is a party to a non-disclosure agreement and has a need to know of such information for legitimate business reasons not adverse to the Purchased Assets or to the business of Seller), or act otherwise in any manner which may adversely affect any of the Purchased Assets or the consideration to be paid by Buyer under this Agreement;

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(viii) Make any capital expenditures or commitments in excess of $10,000 in the aggregate for additions to property, plant or equipment; or

(ix) Make any change in any method of accounting or accounting practice.

(b) Preservation of Business. During the Interim Period, Seller has and will use its commercially reasonable efforts to (i) preserve its present business organization intact, (ii) retain the services of its present employees, (iii) preserve the present relationships of Seller with its customers, suppliers and other persons with whom they have business dealings, (iv) preserve the good will of Seller’s business, and (v) keep Buyer informed of any change in facts or circumstances that would affect Seller’s representations, warranties or covenants in this Agreement.

Section 2.19 Suppliers. Schedule 2.19 sets forth (a) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 in the aggregate during either the twelve months prior to the Closing Date (collectively, the “Material Suppliers”); and (b) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, nor does Seller reasonably expect, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Stores or to otherwise terminate or materially reduce its relationship with the Seller. There are no outstanding disputes with any Material supplier, and there have been no such disputes in the 12 months preceding the date of this Agreement. Seller has no actual knowledge that any such supplier will materially change its relationship with the Seller, or the terms thereof, as a result of the transactions contemplated by this Agreement.

Section 2.20 Intellectual Property. Seller owns, free and clear from all Encumbrances, or otherwise possess legally enforceable rights to use all of the Intellectual Property necessary to the conduct of the business as it is currently conducted by Seller (the “Purchased IP”). Schedule 2.20 sets forth a true, correct, and complete list of all Purchased IP for which a registration or application for patent, trademark, service mark or copyright has been filed with or issued by any governmental authority. With respect to such registered Purchased IP, (i) all such Purchased IP is valid, subsisting and in full force and effect and (ii) Seller has paid all maintenance fees and made all filings required to maintain Seller’s ownership thereof. For all such registered Purchased IP, Schedule 2.20 lists (A) the jurisdiction where the application or registration is located, (B) the application or registration number, and (C) the application or registration date. Seller’s prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, logos, and trade dress, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

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Section 2.21 No Material Misstatements or Omissions. The representations and warranties of Seller in this Article do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading as to any material fact.

Article 3

REPRESENTATIONS AND WARRANTIES OF BUYER

To induce Seller to enter into this Agreement and to sell the Purchased Assets, Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing, that:

Section 3.1 Corporate Organization and Authority. Buyer is a limited liability company validly existing under the laws of the State of Florida, with full power and authority to conduct its business as now conducted and to enter into and perform its obligations under this Agreement. Buyer’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and its acquisition of and payment for the Purchased Assets have been duly authorized by all requisite corporate action on the part of Buyer, and this Agreement and the other Transaction Documents to which it is a party constitute Buyer’s legal, valid and binding obligations, enforceable against Buyer in accordance with its terms.

Section 3.2 Absence of Conflicts and Consent Requirements. Buyer’s execution and delivery of this Agreement and the other Transaction Documents to which it is a party, and performance of its obligations hereunder and thereunder, including the purchase of and payment for the Purchased Assets hereunder, do not and will not conflict with, violate or result in any default under Buyer’s Articles of Incorporation or bylaws, or with any mortgage, indenture, agreement, instrument or other contract to which Buyer is a party or by any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which Buyer is subject. Buyer’s execution and delivery of this Agreement and the other Transaction Documents to which it is a party, and the performance of its obligations hereunder and thereunder, including the purchase of and payment for the Purchased Assets, do not and will not require the consent of, or any prior filing with or notice to, any governmental authority or other third party.

Section 3.3 No Material Misstatements or Omissions. The representations and warranties of Buyer in this Article do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading as to any material fact.

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Article 4

[INTENTIONALLY OMITTED]

Article 5

OTHER COVENANTS AND AGREEMENTS

Section 5.1 Press Releases and Announcements. Neither Buyer nor Seller nor Shareholder will prepare or disseminate any press releases, announcements or other disclosures relating to the transactions contemplated hereby without the written consent of the other party, not to be unreasonably withheld or delayed; provided, that this subsection shall not preclude any party from making any disclosure as to the transactions contemplated hereby which the disclosing party reasonably believes is required by applicable law. Each party shall provide the other with the reasonable opportunity to review any such press releases, announcements or other disclosures prior to dissemination. Notwithstanding the foregoing, Buyer is expressly permitted, from and after the date of this Agreement, to make disclosures of the transactions contemplated hereby in connection with Buyer’s applying for and obtaining the permits, certificates, licenses and approvals necessary for Buyer to carry on the business as now conducted by Seller, including without limitation the permits, certificates, licenses and approvals needed for liquor, wine and beer sales.

Section 5.2 Maintenance of Records. Inasmuch as certain records of Seller relating to the business are to be included as Purchased Assets and sold to Buyer hereunder, and certain other of such books, records and documents are Excluded Assets to be retained by Seller hereunder, and Buyer or Seller may have need to have access to the books, records and documents held by the other after the Closing, Buyer and Seller agree that they shall each maintain for at least four (4) years after the Closing Date (or for such longer period as may be required by applicable law) the respective books, records and documents sold or retained hereunder. During said period, representatives of Buyer shall be permitted to inspect and make copies of said books, records and documents retained by Seller and related to the Purchased Assets during normal business hours and upon reasonable notice for purposes related to the continuation by Buyer of the business of Seller; and representatives of Seller shall be permitted to inspect and make copies of said books, records and documents sold to Buyer during normal business hours and upon reasonable notice for purposes related to their affairs.

Section 5.3 Further Assurances. Seller and Buyer and Shareholder each hereby covenant and agree with the other that at any time and from time to time they will promptly execute and deliver to the other such further assurances, instruments and documents and take such further action as the other may reasonably request in order to carry out the full intent and purpose of this Agreement.

Section 5.4 Fees and Expenses; Prorations. Seller and Buyer shall each bear their own expenses in connection with the negotiation and preparation of this Agreement and the other Transaction Documents, and their consummation of the transactions contemplated hereby and thereby, including without limitation the fees and expenses of their respective counsel, accountants and consultants.

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All prorations and adjustments to be made as of the Closing Date and all determinations of what assets are to be transferred or excluded (other than the Inventory balances) shall be determined as of 12:01 a.m. on the Closing Date. Rebates shall be prorated between the parties based on the Closing Date and number of days in the respective rebate period. Upon receipt of a rebate either prior or subsequent to the Closing Date, the receiving party shall account to the other party and promptly remit the amount due to the other party. Taxes (including ad valorem taxes) and assessments assessed against or with respect to the Purchased Assets, and other items of income or expense shall be prorated as of 12:01 a.m. on the Closing Date. All accounts payable, excluding accounts payable with respect to Inventory, which accrue prior to the Closing Date shall be paid by Seller. All accounts payable for Inventory delivered prior to the Inventory Time on the Closing Date shall be paid by Seller. All accounts payable for Inventory delivered at or after the Inventory Time on the Closing Date shall be paid by Buyer. Any utility deposits paid by Seller shall be paid for by Buyer and then assigned by Seller to Buyer. Further, if any other taxes, assessments, expenses and charges cannot be determined on the Closing Date, the proration shall be based on the latest available information, with an ultimate adjustment to be made promptly when actual amounts are available.

Section 5.5 Trade Secrets; Confidential Information.

(a) General. Each party hereto recognizes and acknowledges that they have had access to certain highly sensitive, special, unique information relating to the operations of the other party hereto that is confidential or proprietary. Each party hereto hereby covenants and agrees that they will not use or disclose of any Confidential Information (hereinafter defined) or trade secrets except to their authorized representatives or except as required by law, regulation or any governmental or judicial authority; provided, however, that the foregoing restrictions shall not apply to items that, through no fault of such party hereto, have entered the public domain.

(b) Confidential Information. For purposes of this Agreement, “Confidential Information” means: (i) any data or information with respect to the business conducted or services provided by Seller at the Stores on the Closing Date that is not generally known by the public and (ii) the existence of the terms of this Agreement. To the extent consistent with the foregoing definition, Confidential Information includes without limitation: (x) reports, training manuals, collection procedures, and financing methods of Seller, (y) customer lists, and (z) the business plans and financial statements, reports and projections of the businesses conducted by Seller at the Stores.

Section 5.6 No Brokers. Except for amounts payable by Seller to Washington Partners, Buyer and Seller and Shareholder hereby represent and warrant to each other that it has not engaged or involved any broker or finder in connection with the transactions contemplated hereby. Each party shall indemnify, defend and hold harmless the other parties from and against any and all broker’s or finder’s fees, commissions or similar charges incurred or alleged to have been incurred by the indemnified party or parties in connection with the transactions contemplated hereby arising out of any claim that the indemnifying party incurred any such fees, commissions or charges.

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Section 5.7 Employees. From and after the date of this Agreement, (a) Seller will provide Buyer the opportunity to interview all of Seller’s employees, (b) Seller will provide Buyer with full access to all premises, properties and employees of Seller for the purpose of preparing for and conducting employee interviews, and (c) Buyer will have the opportunity to offer employment to all or any number of Seller’s employees, which offer of employment shall be conditioned on the Closing occurring. Subject to applicable laws, Seller will promptly provide Buyer with any information reasonably requested by Buyer with respect to Seller’s employees. For clarity, Buyer has no obligation to hire or offer employment to any of Seller’s employees. Not later than five (5) days prior to the Closing Date, Buyer will deliver to Seller a list of Seller’s employees to whom Buyer intends to make an offer of employment (the “Selected Employees”). At least two (2) weeks prior to the Closing Date, Seller will provide Buyer with full access to all premises, properties and employees for the purpose of training all Selected Employees (for up to 32 hours of training); provided, that Buyer will reimburse Seller for the hourly wages paid by Seller to such employees for the time Buyer spends training such employees and Buyer will coordinate with Seller so that such training will not unreasonably disrupt the operation of Seller’s business. Buyer’s expressed intention to extend offers of employment will not constitute a commitment by Buyer to enter into an employment relationship with any employee of Seller of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment. Seller shall be responsible for terminating the employment at Closing of all employees of Seller and shall pay all termination and severance payments and shall be responsible for all claims, costs, expenses and liabilities arising from such terminations. Buyer assumes no obligations or liabilities with respect to any of Seller’s existing employee benefit and pension plans, programs, agreements, arrangements, or policies, whether or not subject to ERISA. All obligations or liabilities whatsoever, whether accruing before or after the Closing Date by reason of Seller contributing to, maintaining, discontinuing, terminating, or seizing participation in or withdrawing from any employee benefit, welfare, or pension plan or program including, without limitation, severance pay obligations accruing during any employee’s employment by Seller, shall be and remain Seller’s sole responsibility and obligation except as otherwise specifically provided herein. Seller shall be solely responsible for giving all necessary WARN Act notices or other notices to employees required of Seller by law as a result of the transactions contemplated hereby. Seller shall be responsible for all employee-related lawsuits, discrimination charges, wage and hour audits, workers’ compensation claims and unemployment compensation claims of any employee (or former employee) of Seller that arise or accrue during the employee’s employment with Seller, while Buyer shall be responsible for all employee-related lawsuits, discrimination charges, wage and hour audits, workers’ compensation claims and unemployment compensation claims of any employee of Seller who is employed by Buyer that arise or accrue during such employee’s employment with Buyer.

Section 5.8 Exclusivity. From the date hereof through the Closing, or a sooner date if this Agreement is terminated in accordance with this Agreement, Seller and Shareholder agree that he/it will not, and will cause Seller’s officers, directors, agents or representatives not to, directly or indirectly: (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any person or entity (other than Buyer and its affiliates and representatives) relating to any transaction involving the sale of any equity interest or assets (other than the sale of Inventory in the ordinary course of business) of Seller or any acquisition, divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption, financing or similar transaction involving the Seller (in each case, an “Acquisition Proposal”); or (b) participate in any discussion or negotiation regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any Acquisition Proposal. If any person or entity makes an Acquisition Proposal, Seller and the Shareholder will promptly notify the Buyer of such Acquisition Proposal and all related details.

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Section 5.9 Mail. Seller hereby irrevocably authorizes Buyer after the Closing to receive and open all mail and other communications received by Buyer and addressed or directed to Seller and, to the extent relating to the Purchased Assets or the Assumed Obligations, to act with respect to such communications in such manner as Buyer may elect. If any such communication does not relate to the Purchased Assets or the Assumed Obligations, Buyer will forward such communication to Seller. Seller will, and Shareholder will cause Seller to, promptly open and deliver to Buyer the original of any mail or other communication received by Seller after the Closing that relates to the Purchased Assets or the Assumed Obligations. Seller hereby irrevocably authorizes Buyer after the Closing to endorse, without recourse, the name of Seller on any check or any other evidence of indebtedness received by Buyer on account of any of the Purchased Assets.

Section 5.10 Access. Prior to Closing, Seller will provide Buyer and its representatives with reasonable access to the Purchased Assets, and all books and records of Seller relating thereto, and shall furnish Buyer and its representatives copies of all such books, records, Contracts, Third Party Leases and other documents relating to the Purchased Assets as Buyer may reasonably request, for purposes of Buyer conducting its due diligence review of the Purchased Assets and business of Seller, and Seller shall update such due diligence materials as applicable. From the date of this Agreement through the Closing Date, Seller shall provide current month-end profit and loss statements for the Stores to Buyer promptly within fifteen (15) days following the end of each month. At least seven (7) days prior to the Closing Date, upon prior notice from Buyer, Seller will provide Buyer and its representatives with reasonable access to the Stores when the Stores are closed for business for purposes of Buyer installing and testing Buyer’s point-of-sale (“POS”) computers and other back office systems at the Stores; provided, that all such work shall be performed at Buyer’s sole expense, and if for any reason, the Closing does not occur, Buyer shall promptly remove such systems and if the systems of Seller are displaced by such work, restore the systems of Seller to the condition such systems existed prior to such work, all at Buyer’s sole expense.

Section 5.11 Restrictive Covenants.

(a) Seller and the Shareholder each covenant and agree that for a period of five years following the Closing Date, or the earlier date that Buyer or any successor thereto or assignee thereof ceases operating the business as a going concern (the “Restricted Period”), neither Seller nor the Shareholder shall, directly or indirectly, act as an employee, agent, partner, equity holder, member, investor, director, consultant or in any other capacity assist other Persons to engage in any Competitive Business within the State of Florida (provided, however, that beneficially owning the stock or options to acquire stock totaling less than 5% of the outstanding shares in a public company shall not be deemed a violation of this Section). “Competitive Business” means the operation of health food stores and related retail operations in which the sale of health-food-related products (natural/organic grocery and supplements) comprise more than fifty percent (50%) of gross sales or such products take up more than 50% of the floor/shelf space of such business. Seller presently engages in the business of producing and distributing health supplements and related products on a wholesale basis in Florida, as IP-6 International, Inc., and intends to continue to engage in such business. For the avoidance of doubt, nothing in this Section 5.11(a) or elsewhere in this Agreement shall prevent or otherwise restrict Seller or any successors and assigns, in any way, from engaging in such business at any time or in any location.

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(b) Seller and the Shareholder each covenant and agree that during the Restricted Period, Sellers and the Shareholder shall not, and shall not permit any of their respective Affiliates to, whether on behalf of any other Person or its own behalf, directly or indirectly: (i) solicit, encourage, cause or attempt to cause a customer or vendor of Seller during the six (6) month period immediately prior to the Closing (each, a “Business Party”) not to do business with or to reduce any part of its business with the Buyer or its Affiliates; (ii) market, sell or provide any Business Party any services or products competitive with, substantially similar to, or that could be used as a replacement for the types of services and products offered by Seller immediately prior to Closing; (iii) solicit, encourage, cause or attempt to cause any Person that supplied goods or services to Seller not to do business with or to reduce any part of its business with the Buyer or its Affiliates; or (iv) inflict harm upon the professional or personal reputation of the Buyer or any of its Affiliates or make any public statement that disparages the Buyer or any of its Affiliates, including any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the business of such Person.

(c) Seller and the Shareholder further covenant and agree that during the Restricted Period, each shall not, and shall not permit any of their respective Affiliates to, whether on behalf of any other Person or its own behalf, directly or indirectly: (i) hire or engage or attempt to hire or engage for employment or as an independent contractor any Person who during the prior six (6) months was employed or engaged by Buyer (each, a “Restricted Employee”); (ii) solicit or encourage any Restricted Employee to terminate his or her employment or independent contractor relationship with the Buyer or its Affiliates; or (iii) in any way interfere with the Buyer’s and its Affiliates’ business relationships related to its business, including such relationships with its employees, consultants, agents, financing sources or investors.

(d) Seller and the Shareholder each have carefully read and considered the provisions of this Section 5.11 and, having done so, agree that the restrictions set forth herein are fair and reasonable given the terms and conditions of this Agreement, the nature of Seller’s and its Affiliates’ business, the area in which Seller and its Affiliates market their products and services, and the consideration being provided pursuant to this Agreement. In addition, Seller and the Shareholder each specifically agree that the length, scope and definitions used in the covenant not to compete and other restrictions set forth in this Section 5.11 are fair and reasonable. Seller and the Shareholder each further agree that the restrictions set forth in this Section 5.11 are reasonably required for the protection of the legitimate business interests of the Buyer and its Affiliates. Furthermore, the Shareholder acknowledges and agrees that because the Shareholder’s abilities and skills are readily useable in a variety of capacities in most geographic areas, the foregoing restrictions do not unreasonably restrict the Shareholder with respect to seeking employment elsewhere in noncompetitive ventures. Thus, Seller and the Shareholder each agree not to contest the general validity or enforceability of this Section 5.11 before any court, arbitration panel or other governmental body.

(e) Seller and the Shareholder each acknowledge and agree that its breach of any of the covenants in this Section 5.11 during the Restricted Period shall result in irreparable damage and continuing injury to the Buyer. Therefore, in the event of any breach or threatened breach of such covenants during the Restricted Period, Seller and the Shareholder each agree that the Buyer and its Affiliates shall be entitled to seek an injunction from any court of competent jurisdiction enjoining such Person from committing any violation or threatened violation of those covenants. All remedies available to the Buyer and its Affiliates by reason of a breach by any Seller or the Shareholder of the provisions of this Agreement are cumulative, none is exclusive and all remedies may be exercised concurrently or consecutively at the option of the Buyer and its Affiliates. In the event of litigation involving this Section 5.11, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal. The existence of any claim or cause of action by Seller or the Shareholder against the Buyer or any of its Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Buyer of the provisions of this Section 5.11, which Section will be enforceable notwithstanding the existence of any breach by the Buyer.

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(f) Each of Seller and Shareholder acknowledges and agrees that the provisions of this Section 5.11 shall inure to the benefit of, may be assigned to, and may be enforced by, Buyer’s successors and assigns.

Article 6

CONDITIONS TO CLOSING; TERMINATION

Section 6.1 Conditions to Buyer’s Obligations. The obligations of Buyer to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that Buyer may, in its absolute discretion, waive in writing any one or more thereof in whole or in part:

(a) Bringdown. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on the Closing Date; all terms, covenants and conditions to be complied with and performed by Seller under the Agreement on or before the Closing Date shall have been duly complied with and duly performed.

(b) Due Diligence. Buyer shall have performed its due diligence on the assets to be purchased pending the Closing and the results of such due diligence shall be acceptable to Buyer in its sole and absolute discretion.

(c) Closing Documents. Seller shall have delivered to Buyer the following documents and all other instruments of transfer (which shall be in form reasonably satisfactory to Buyer) as are reasonably necessary to convey to Buyer all of the Purchased Assets in accordance with the terms hereof:

(i) A Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit C, pursuant to which the Purchased Assets, including the Contracts and Third Party Leases under which Seller is a lessee, shall be conveyed and assigned to Buyer and Buyer will assume the Assumed Obligations;

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(ii) An Assignment of Intellectual Property Agreement, in the form of Exhibit D, pursuant to which certain of the Marks and Names shall be conveyed to Buyer;

(iii) Releases of any Encumbrances on the Purchased Assets, other than the Permitted Exceptions;

(iv) The Training and Transition Agreements; and

(v) Such other documents and instruments as Buyer may reasonably require.

(d) Consents. The consents described in Schedule 2.4 hereto shall have been obtained in form reasonably satisfactory to Buyer.

(e) No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Agreement, or any of the principals, officers, directors, managers or members of any of them, or any of the Purchased Assets seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

(f) Corporate Approvals. Seller shall have delivered to Buyer copies of resolutions of the Directors and shareholders and members and managers, as applicable, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, which shall be duly certified by the corporate secretary or a manager, as applicable, of Seller. Seller shall also have delivered to Buyer certificates of good standing for Seller.

(g) Closing on Vitamin Store Purchase Agreement. The Closing and the Closing Date must be scheduled and the actual date of Closing must occur concurrently on the same Business Day as the closing and the closing date for Buyer’s consummation of the Vitamin Store Purchase Agreement and, for the avoidance of doubt, all documents required to be delivered in connection with the closing under the Vitamin Store Purchase Agreement shall have been delivered.

(h) Term Extensions of Third Party Leases. In connection with Buyer’s assignment and assumption of the Third Party Leases pursuant to Section 6.1(c)(ii) hereto and Seller’s delivery of landlord consent from each of the landlords pursuant to the Third Party Leases pursuant to Section 6.1(d) hereto, Buyer shall have obtained from each such landlord, on such terms and conditions reasonably satisfactory to Buyer, (i) an extension of the current lease term under such Third Party Lease such that the current term is no less than five (5) years from the Closing Date, and (ii) at least one (1) option renewal lease term for a period of no less than five (5) years from the end of the current lease term. Seller consents to Buyer’s direct contact and negotiation with said landlords regarding the foregoing requirement.

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Section 6.2 Conditions to Seller’s Obligations. The obligations of Seller to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that Seller may, in its absolute discretion, waive in writing any one or more thereof in whole or in part:

(a) Bringdown. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on the Closing Date; all terms, covenants and conditions to be complied with and performed by Buyer under the Agreement on or before the Closing Date shall have been duly complied with and duly performed.

(b) Payment of Purchase Price. Buyer shall have paid the Purchase Price in the manner provided in Section 1.4 hereof.

(c) Closing Documents. Buyer shall have delivered counterpart copies of the applicable closing documents identified in Section 6.1(c).

(d) No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Agreement, or any of the principals, officers, directors, managers or members of any of them, or any of the Purchased Assets, seeking to restrain, prevent or change the transactions contemplated hereunder or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

(e) Corporate Approvals. Buyer shall have delivered to Seller copies of resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, which shall be duly certified by the corporate secretary of Buyer. Buyer shall also have delivered to Seller certificates of good standing for Buyer.

(f) Closing on Vitamin Store Purchase Agreement. The Closing and the Closing Date must be scheduled and the actual date of Closing must occur concurrently on the same Business Day as the closing and the closing date for Buyer’s consummation of the Vitamin Store Purchase Agreement and, for the avoidance of doubt, all documents required to be delivered in connection with the closing under the Vitamin Store Purchase Agreement shall have been delivered.

Section 6.3 Termination. This Agreement may, by written notice given to Seller or Buyer, as applicable, prior to the Closing, be terminated:

(a) by (i) Buyer if any representation or warranty made by Seller or any Shareholder is inaccurate in any material respect or Seller or any Shareholder has breached any covenant or agreement in this Agreement in any material respect or (ii) Seller, if any representation or warranty made by Buyer is inaccurate in any material respect or Buyer has breached any covenant or agreement in this Agreement in any material respect;

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(b) by (i) Buyer, if any condition in Section 6.1 has not been satisfied or waived in writing by Buyer or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of Buyer to comply with its obligations under this Agreement) or (ii) Seller, if any condition in Section 6.2 has not been satisfied or waived in writing by Seller or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of Seller or any Shareholder to comply with such party’s obligations under this Agreement);

(c) by Buyer or Seller, (i) if the Vitamin Store Purchase Agreement has not closed on or before November 30, 2018 or (ii) upon the termination of the Vitamin Store Purchase Agreement in accordance with its terms; or

(d) by mutual consent of Buyer and Seller.

Article 7

INDEMNIFICATION AND ENFORCEMENT

Section 7.1 Indemnification by Seller and Shareholder. From and after the Closing Date, Seller and Shareholder, jointly and severally, covenant and agree to and shall defend and indemnify Buyer and its officers, directors, shareholders, agents and affiliates and shall hold them harmless against and with respect to any Loss incurred in connection with, arising out of, resulting from, based on, or relating or incident to any of the following:

(a) Pre-Closing Liabilities. The Purchased Assets or the business conducted with respect thereto, provided that such Loss arises out of, results from, is based on, or relates or is incident to an event, action or omission that occurred prior to the Closing Date.

(b) Misrepresentation or Breach of Warranty. Any inaccuracy in or breach of any of Seller’s or Shareholder’ representations or warranties set forth in this Agreement or in any of the documents and instruments executed in connection herewith, irrespective of any investigation or lack thereof on the part of Buyer.

(c) Breach of Covenant or Agreement. Any breach or nonfulfillment by Seller or Shareholder of any of their covenants, agreements or other obligations set forth in this Agreement or any of the documents and instruments executed in connection herewith.

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Section 7.2 Indemnification by Buyer. From and after the Closing Date, Buyer covenants and agrees to and shall defend and indemnify Seller and its officers, directors, shareholders, managers, members, agents and affiliates and shall hold them harmless against and with respect to any Loss incurred in connection with, arising out of, resulting from, based on, or relating to or incident to any of the following:

(a) Misrepresentation or Breach of Warranty. Any inaccuracy in or breach of any of Buyer’s representations or warranties set forth in this Agreement or in any of the documents and instruments executed in connection herewith, irrespective of any investigation or lack thereof on the part of Seller.

(b) Breach of Covenant or Agreement. Any breach or nonfulfillment by Buyer of any of its covenants, agreements or other obligations set forth in this Agreement or in any of the documents and instruments executed in connection herewith.

Section 7.3 Indemnity Claims.

(a) Notice of Claim. If any matter shall arise which constitutes or may give rise to a Loss subject to indemnification by either party as provided in this Agreement (an “Indemnity Claim”), the party seeking to be indemnified shall give prompt written notice (a “Notice of Claim”) of such Indemnity Claim to the indemnifying party, setting forth the relevant facts and circumstances of such Indemnity Claim in reasonable detail and the amount of indemnity sought from the indemnifying party with respect thereto, and shall give the indemnifying party continuing notice promptly thereafter as to developments coming to the indemnified party’s attention materially affecting any matter relating to such Indemnity Claim.

(b) Third Party Claims. If any Indemnity Claim is based upon any claim, demand, suit or action of any third party against the party seeking to be indemnified or the Purchased Assets (a “Third Party Claim”), then the party seeking to be indemnified, at the time it gives the other party the Notice of Claim with respect to such Third Party Claim, shall:

(i) Offer to the indemnifying party the option to have the indemnifying party assume the defense of such Third Party Claim, which option shall be exercised by the indemnifying party (if the indemnifying party elects to exercise) by written notice to the party seeking to be indemnified within fifteen (15) days after the indemnifying party receives written notice of the Third Party Claim. If the indemnifying party exercises such option, then the indemnifying party shall, at its own expense, assume the defense of such Third Party Claim, shall upon the final determination thereof fully discharge at its own expense all liability of the party seeking to be indemnified with respect to such Third Party Claim, and shall be entitled, in its sole discretion and at its sole expense but without any liability of the indemnified party therefore, to compromise or settle such Third Party Claim upon terms acceptable to the indemnifying party. From the time the indemnifying party so assumes such defense and while such defense is pursued diligently and in good faith, the indemnifying party shall have no further liability for attorneys’ fees or other costs of defense thereafter incurred by the indemnified party in connection with such Third Party Claim; or

(ii) In the event the indemnifying party does not undertake the defense of such Third Party Claim, the party seeking to be indemnified shall conduct such defense as would a reasonable and prudent person to whom no indemnity were available, shall permit the indemnifying party (at the indemnifying party’s sole expense) to participate in (but not control) such defense, and shall not settle or compromise such Third Party Claim without the indemnifying party’s consent, such consent not to be unreasonably withheld or delayed.

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(iii) The provisions of this Section 7.3 of this Agreement shall not be enforced or construed so as to invalidate or impair the protection afforded by any insurance policy maintained by either Buyer or Seller.

(c) Materiality. For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.4 [Intentionally Omitted].

Section 7.5 Survival. The representations and warranties and covenants of Shareholder, Seller and Buyer made in this Agreement and in all the documents and instruments executed in connection herewith shall survive the Closing. Any claim for indemnification hereunder (including any claim for indemnification under Article IV) may be made at any time until the later of the second (2nd) anniversary of the Closing Date or the date 90 days after the expiration of the applicable statute or period of limitations.

Section 7.6 Continued Liability for Indemnity Claims. The liability of any party hereunder with respect to Indemnity Claims shall continue for the Restricted Period and, with respect to any such Indemnity Claims duly and timely made, thereafter until the indemnifying party’s liability therefore is finally determined and satisfied. If Seller shall liquidate or dissolve at any time when any liability of Seller with respect to Indemnity Claims may thereafter arise or be determined, then at the time of such liquidation or dissolution, Seller’s shareholders, or other distributees of Seller’s assets after the Closing, including any liquidating trust established by them, shall assume Seller’s liability with respect to Indemnity Claims to the extent of the value of all such assets distributed to them in such liquidation, and unless such shareholders or distributees expressly or by operation of law assume such liabilities, then Seller’s liabilities and obligations to Buyer shall not be deemed to have been paid, discharged or provided for, and such distribution shall be void as against Buyer to the extent of such liabilities.

Section 7.7 Default by Buyer. If Buyer shall be deemed to be in material default hereunder prior to Closing, Seller shall have the right to terminate this Agreement, and Buyer shall pay Seller for Seller’s damages incurred as a result of Buyer’s default; provided, that Seller shall not be entitled to make any claim for incidental, consequential, punitive or other indirect damages and Seller waives any and all right to make a claim or recover for such damages. Buyer shall be deemed to be in material default hereunder if Buyer shall fail to meet, comply with or perform any material covenant, agreement or obligation on its part required within the time limits and in the manner set forth in this Agreement, if any representation or warranty made by Buyer herein shall be untrue or incorrect in a material respect, as of the effective date of such representation or warranty or if any condition to Closing set forth in Section 6.2(a), (b), (c), (e), or (f) is not satisfied.

Section 7.8 Default by Seller. If Seller shall be deemed to be in material default hereunder prior to Closing, Buyer shall have the right to either (i) terminate this Agreement, and Seller shall pay Buyer for Buyer’s damages incurred as a result of Seller’s default, or (ii) seek and have specific performance of this Agreement. Seller shall be deemed to be in material default hereunder if Seller shall fail, to meet, comply with or perform any material covenant, agreement or obligation on its part required within the time limits and in the manner set forth in this Agreement, or if any representation or warranty made by Seller herein shall be untrue or incorrect in a material respect, as of the effective date of such representation or warranty or if any condition to Closing set forth in Sections 6.1(a), (c), (e), (f) or (g) is not satisfied.

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Section 7.9 Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged breach or default relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled, the amount to be set by a court and not a jury.

Article 8

MISCELLANEOUS

Section 8.1 Merger Clause. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.2 Amendments. No change, amendment, qualification or cancellation hereof shall be effective unless in writing and executed by the parties hereto by their duly authorized officers, members or managers.

Section 8.3 Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. Seller may not assign its rights or delegate its duties hereunder without the prior written consent of Buyer. Buyer may not assign its rights or delegate its duties hereunder without the prior written consent of Seller, except that Buyer may assign its rights and delegate its duties hereunder to an affiliate of Buyer or to a purchaser of all or substantially all of the Purchased Assets without Seller’s prior written consent, provided that Buyer provides prior written notice thereof to Seller.

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Section 8.4 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.4):

As to Seller and Shareholder:

Attn.:
Facsimile:

with a copy to:	Widerman Malek PL
1990 W. New Haven Avenue, Suite 201
Melbourne, FL 32904
Attn.: Ralph Dyer, Esq.
Facsimile: (321) 255-2351

As to Buyer:	3800 N 28th Way, #1
Hollywood, FL 33020
Attn.: Christopher Santi
Facsimile: (305) 600-5004

with a copy to:	Cozen O’Connor
200 S. Biscayne Boulevard, 30th Floor
Miami, FL 33131
Attn.: Martin T. Schrier
Facsimile: (786) 220-0209

Any party may change the address(es) to which notices to it are to be sent by giving notice of such change to the other parties in accordance with this Section.

Section 8.5 Headings. The headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 8.6 Governing Law. This Agreement shall be construed under and in accordance with the internal laws of the State of Florida and applicable federal law. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Florida and of the United States of America located in Brevard County, Florida or Broward County, Florida for any actions, suites or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and agree not to commence any action, suit or proceedings relating thereto except in such courts.

Section 8.7 Schedules and Exhibits. All of the Schedules and Exhibits hereto referred to in this Agreement are hereby incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes. Although Buyer may have assisted in the preparation of draft Schedules to this Agreement, Seller and Shareholder have carefully reviewed, revised, and approved all such Schedules, and Seller and Shareholder covenant and agree not to assert (and knowingly waive) any (i) claims challenging the completeness or accuracy of such Schedules or (ii) defenses to the enforcement of claims brought by Buyer challenging the completeness or accuracy of such Schedules.

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Section 8.8 Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or provisions of this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement or any part thereof.

Section 8.9 Time of Essence. Time is of the essence of this Agreement.

Section 8.10 Survival. The representations, warranties and covenants of the parties shall survive the Closing.

Section 8.11 Waivers by Seller and Shareholder. Seller and Shareholder waive and agree not to assert: (a) any right to require Buyer to pursue any remedy available to Buyer, or to pursue any remedy in any particular order or manner; (b) the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof; (c) the benefits of any legal or equitable doctrine or principle of marshaling; and (d) any right of offset, set off or similar defense however arising, including without limitation, under this Agreement, or any document related to this transaction.

Section 8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.13 Best Knowledge. As used herein, the term “best knowledge” means (a) actual knowledge or (b) the knowledge that would be expected of a reasonable person after reasonable investigation of the matter at issue. Seller will be deemed to have knowledge of a matter if Shareholder has knowledge of such matter.

Section 8.14 Interpretation. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date. All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein). The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be business days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

(Signature Page on Next Page)

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IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed under seal as of the day and year first above written.

SELLER:

PARADISE HEALTH FOODS, INC.
a Florida corporation

By:	/s/ Thomas Solokoff
Name:	Thomas Solokoff
Title:	President

BUYER:

HEALTHY CHOICE MARKETS 2, LLC,
a Florida limited liability company

By:	/s/ Jeffrey Holman
Name:	Jeffrey Holman
Title:	Chief Executive Officer

SHAREHOLDER:

/s/ Thomas Solokoff
Thomas Sokoloff, individually

LIST OF EXHIBITS

Annex I	Defined Terms

Exhibit A	Form of Training and Transition Agreement for Shareholder

Exhibit B	Form of Vitamin Store Purchase Agreement

Exhibit C	Form of Bill of Sale, Assignment and Assumption

Exhibit D	Form of Assignment of Intellectual Property Agreement

LIST OF SCHEDULES

Schedule 1.1(a)(i)	Description of Leased Property

Schedule 1.1(a)(iv)	Contracts

Schedule 1.1(a)(v)	Third Party Leases

Schedule 1.1(a)(vi)	Marks and Names

Schedule 1.1(a)(viii)	Permits

Schedule 1.1(a)(xiii)	Vehicles

Schedule 1.3(c)	Allocation of Purchase Price

Schedule 1.6(b)	Assigned Contracts

Schedule 2.4	Required Consents

Schedule 2.5	Financial Statements

Schedule 2.6	Absence of Changes

Schedule 2.7	Permitted Encumbrances

Schedule 2.9	Personal Property

Schedule 2.10	Litigation Matters

Schedule 2.11(b)	Permits

Schedule 2.13	Employee Benefit Plans

Schedule 2.14(a)	List of Employees

Schedule 2.15	List of Insurance Policies

Schedule 2.20	Intellectual Property

ANNEX I

DEFINED TERMS

The following terms have the meanings specified or referred to in this Annex I:

“Acquisition Proposal” has the meaning set forth in Section 5.8.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assigned Contracts” has the meaning set forth in Section 1.6(b).

“Assumed Obligations” has the meaning set forth in Section 1.6(b).

“Balance Sheet” has the meaning set forth in Section 2.5.

“Balance Sheet Date” has the meaning set forth in Section 2.5.

“Benefit Plans” has the meaning set forth in Section 2.13.

“Best of Knowledge” has the meaning set forth in Section 8.13.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Confidential Information” has the meaning set forth in Section 5.5(b).

“Contracts” has the meaning set forth in Section 1.1(a)(iv).

“Environmental Law” has the meaning set forth in Section 2.17(a).

“Equipment” has the meaning set forth in Section 1.1(a)(iii).

“Excluded Assets” has the meaning set forth in Section 1.1(b).

“Excluded Obligations and Liabilities” has the meaning set forth in Section 1.6(c).

“Financial Statements” has the meaning set forth in Section 2.5.

“Gift Card Program” has the meaning set forth in Section 2.10.

“Hazardous Materials” has the meaning set forth in Section 2.17(c).

“Improvements” has the meaning set forth in Section 1.1(a)(ii).

“Indemnity Claim” has the meaning set forth in Section 7.3(a).

Annex - 1

“Intellectual Property” has the meaning set forth in Section 2.20.

“Interim Period” has the meaning set forth in Section 2.18(a).

“Inventory” has the meaning set forth in Section 1.1(a)(x).

“Inventory Team” has the meaning set forth in Section 1.3(b).

“Inventory Time” has the meaning set forth in Section 1.3(b)(i).

“Law” has the meaning set forth in Section 2.11(a).

“Leased Property” has the meaning set forth in Section 1.1(a)(i).

“Material Suppliers” has the meaning set forth in Section 2.19.

“Marks and Names” has the meaning set forth in Section 1.1(a)(vi).

“Notice of Claim” has the meaning set forth in Section 7.3(a).

“Other Intangible Purchased Assets” has the meaning set forth in Section 1.1(a)(xv).

“Permits” has the meaning set forth in Section 1.1(a)(viii).

“Permitted Encumbrances” has the meaning set forth in Section 2.7(a)-(e).

“POS” has the meaning set forth in Section 5.10.

“Purchased Assets” has the meaning set forth in Section 1.1(a).

“Purchased IP” has the meaning set forth in Section 2.20.

“Purchase Price” has the meaning set forth in Section 1.3(a).

“Rebates” has the meaning set forth in Section 1.1(a)(xii).

“Records” has the meaning set forth in Section 1.1(a)(vii).

“Release” has the meaning set forth in Section 2.17(c).

“Selected Employees” has the meaning set forth in Section 5.7.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Shareholder” has the meaning set forth in the preamble to this Agreement.

“Store(s)” has the meaning set forth in the Background to this Agreement.

“Supplies” has the meaning set forth in Section 1.1(a)(xi).

Annex - 2

“Third Party Claim” has the meaning set forth in Section 7.3(b).

“Third Party Leases” has the meaning set forth in Section 1.1(a)(iii).

“Training and Transition Agreement” has the meaning set forth in Section 1.5.

“Transaction Documents” has the meaning set forth in Section 2.2.

“Vitamin Store Purchase Agreement” means the Asset Purchase Agreement attached hereto as Exhibit B.

“Year End Financial Statements” has the meaning set forth in Section 2.5.

Annex - 3